Exhibit 99.1

Moleculin Announces U.S. Patent Issue Notification for Annamycin Targeting Unmet Need in AML

Patent, once issued, will provide composition of matter protection through 2040, with potential for additional term extension

Next-generation anthracycline uses unique lipid-based delivery technology to bring hope to the estimated 58% of AML patients for whom no approved therapy exists

HOUSTON, March 27, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (Moleculin or the Company), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced it has received an Issue Notification from the United States Patent and Trademark Office (USPTO) for U.S. Patent number 11,951,118 titled, “Preparation of Preliposomal Annamycin Lyophilizate” (the ‘118 patent’) to be issued on April 9, 2024 to Moleculin and The University of Texas System Board of Regents.

When issued, the patent will provide claims to compositions that contain Annamycin with a base patent term extending until June 2040, subject to extension to account for time required to fulfill regulatory requirements for FDA approval. Moleculin’s novel candidate for the treatment of acute myeloid leukemia (AML) and soft tissue sarcoma lung metastases (STS lung mets) uses a unique lipid-based delivery technology. In addition to the expected ‘118 patent, Moleculin has additional patent applications pending in the U.S. and in major jurisdictions worldwide.

Walter Klemp, CEO and Chairman of Moleculin, stated, “We believe this critical milestone is very well timed, as it removes a major risk element in the overall assessment of the potential asset value for Annamycin just in time for the potential partnering discussions which we expect to have in the near future. Especially in light of our recent announcement that Annamycin has delivered a 60% CRc (complete response composite) rate in 2nd line AML subjects, outperforming the pivotal trial CRc rate of every other drug approved in this 2nd line space by a wide margin. Issuance of this patent underscores the importance and proprietary nature of the innovation that makes this next generation anthracycline possible.”

Annamycin is Moleculin’s next-generation anthracycline, initially expected to fulfill a significant unmet need for the 2nd line treatment of relapsed or refractory AML patients. For a description of the magnitude of this opportunity, please see the Company’s video at this link. As described in the Company’s latest corporate update, Annamycin’s recent performance in a Phase 1B/2 clinical trial produced patient response data multiple times greater than the response rates used for the approval of all existing AML drugs approved for 2nd line treatment. Servier acquired two 2nd line AML drugs with lower pivotal clinical trial performance data with a valuation in excess of $1.8 billion.

Disclosure

MD Anderson has an institutional conflict of interest with Moleculin, and this relationship is managed according to an MD Anderson Institutional Conflict of Interest Management and Monitoring Plan.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the expected issuance of the patent discussed above, the pace of enrollment in Moleculin’s clinical trials, the timing of Moleculin’s ability to report topline data from its studies, the timing of the commencement of investigator-sponsored and/or externally funded clinical trials which are outside the control of Moleculin, and whether the results of Moleculin’s preclinical animal models can be replicated in human trials. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com